Exhibit 10.1

UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	UBS SECURITIES LLC 299 Park Avenue New York, New York 10171

March 18, 2007

Hercules Offshore, Inc.

11 Greenway Plaza

Suite 2950

Houston, Texas 77046

Attention: Randall D. Stilley, Chief Executive Officer and President

Bank Facilities Commitment Letter

Ladies and Gentlemen:

You have advised UBS Loan Finance LLC (“UBS”) and UBS Securities LLC (“UBSS” and, together with UBS, “we” or “us”) that a wholly-owned subsidiary corporation (“Acquisition Co.) of Hercules Offshore, Inc. (“you” or “Borrower”), proposes to acquire (the “Acquisition”) an entity code-named Thor (the “Acquired Business”). The Acquisition will be effected pursuant to a merger agreement (the “Acquisition Agreement”) among Acquisition Co., Borrower and the Acquired Business under which the stockholders of the Acquired Business would receive consideration comprised of common stock of the Borrower and cash (with cash not expected to exceed 50% of such aggregate consideration). All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

We understand that the sources of funds required to fund a portion of the Acquisition consideration, to repay existing indebtedness of Borrower and the Acquired Business and their respective subsidiaries of up to $109.7 million (the “Refinancing”), to fund payments of up to $156.4 million relating to the settlement of certain amounts under agreement(s) to which the Acquired Business is subject (the “Settlement Payments”), to pay fees, commissions and expenses of up to $60.0 million in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include:

•

senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of up to $1.1 billion (the “Term Loan Facility”), as described in the Bank Facilities Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”) and (ii) a senior secured revolving credit facility to Borrower of up to $150.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”), as described in the Term Sheet, which Revolving Credit Facility will be undrawn immediately after giving effect to the Transactions; and

•	existing cash balances of the Borrower of approximately $147.9 million.

No other financing will be required for the uses described above. Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any material indebtedness or preferred equity other than the Facilities and other indebtedness acceptable to UBS. As used herein, the term “Transactions” means the Acquisition, the issuance by the Borrower of its common stock to the stockholders of the Acquired Business pursuant to the Acquisition (the “Stock Issuance”), the Refinancing, the Settlement Payments, the initial borrowings under the Facilities, and the payments of fees, commissions and expenses in connection with each of the foregoing. The approximate sources and uses for the Transactions are set forth in Annex II hereto.

Commitments.

You have requested that UBS commit to provide the Facilities and that UBSS agree to structure, arrange and syndicate the Facilities.

UBS is pleased to advise you of its commitment to provide the entire amount of the Facilities to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS is subject to the negotiation, execution and delivery of definitive documentation (the “Financing Documentation”) with respect to the Facilities reasonably satisfactory to UBS and the other Lenders reflecting, among other things, the terms and conditions set forth in the Term Sheet, in Annex III hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”). You agree that the closing date of the Facilities (the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until the terms and conditions hereof and in the Term Sheet and the Conditions Annex (including the conditions to initial funding) have been satisfied.

Syndication.

It is agreed that UBSS will act as the lead advisor, arranger and bookmanager for the Facilities, and, in consultation with you, will manage the syndication of the Facilities, and will, in such capacities, perform the duties and exercise the authority customarily associated with such roles. It is further agreed that additional advisors, agents, co-agents, arrangers or bookmanagers may be appointed in consultation with UBS; provided that (i) UBSS shall receive not less than 50% of the economics under the Facilities where additional advisors, agents, co-agents, arrangers or bookmanagers are appointed, (ii) the additional advisors, agents, co-agents, arrangers or bookmanagers will assume their pro rata percentage of the Facilities, which percentage shall be equal to or greater than their percentage of the economics hereunder, pursuant to an amendment hereto (or other documentation) reasonably satisfactory to UBSS executed within ten (10) business days of the announcement of the Acquisition and (iii) UBSS shall have “left” placement in any and all marketing materials or documentation used in connection with the Facilities (and shall receive bookmanager and lead arranger league table credit for the Facilities). Except as set forth above, you agree that no other titles or roles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Facilities unless you and we shall so agree.

UBS reserves the right, prior to or after execution of the Financing Documentation, in consultation with you, to syndicate all or a portion of its commitment to one or more institutions that will become parties to the Financing Documentation (UBS and the institutions becoming parties to the Financing Documentation with respect to all or a portion of the Facilities, the “Lenders”).

UBSS will exclusively manage all aspects of the syndication of the Facilities, including selection of additional Lenders, determination of when UBSS will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Facilities among the additional Lenders. You agree to, and to use commercially reasonable efforts to cause Borrower, Acquisition Co. and the Acquired Business to (including with a covenant to such effect in the Acquisition Agreement), actively assist UBSS in achieving a timely syndication of the Facilities that is reasonably satisfactory to UBSS and the Lenders participating in such Facilities. To assist UBSS in its syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause Borrower, Acquisition Co. and the Acquired Business and their respective representatives and advisors to, (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to Borrower, Acquisition Co., the Acquired Business, their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from existing lending relationships of Borrower, Acquisition Co., the Acquired Business and their respective subsidiaries, (c) make available to prospective Lenders senior management and advisors of Borrower, Acquisition Co., the Acquired Business and their respective subsidiaries, (d) host, with UBSS, one or more meetings with prospective Lenders under each of the Facilities, (e) assist UBSS in the preparation of one or more confidential information memoranda satisfactory to UBSS and other marketing materials to be used in connection with the syndication of each of the Facilities and (f) obtain, at your expense, monitored public ratings of the Facilities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 30 days prior to the Closing Date and to participate actively in the process of securing such ratings, including having senior management of Borrower meet with such rating agencies.

At our request, you agree to prepare a version of the information package and presentation and other marketing materials to be used in connection with the syndication that do not contain material non-public information concerning Borrower, Acquisition Co. or the Acquired Business, their respective affiliates or their securities. In addition, with respect to all other written information, documentation and other data provided by you to us, we agree that, unless specifically labeled “Public Information,” such information, documentation and other data shall be deemed to be private, non-public information and we shall use our reasonable efforts to notify prospective Lenders to whom such information, documentation and other data is disseminated in connection with the syndication of such Facilities, whether disseminated through an Internet website (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, of the confidential nature thereof.

Information.

You hereby represent and covenant that (a) all written information (other than the Projections) that has been or will be made available to us or any of the Lenders by Borrower, Acquisition Co., the Acquired Business or any of your or their respective representatives with respect to you or Acquisition Co. and, to the best of your knowledge, with respect to the Acquired Business in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading and (b) the Projections that have been or will be made available to us or any of the Lenders by Borrower, Acquisition Co., the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree to supplement the Information and the Projections from time to time upon our reasonable request and agree to promptly advise us and the Lenders of all developments materially affecting Borrower, Acquisition Co. and their respective subsidiaries or affiliates, taken as a whole, or the Acquired Business (inclusive of its subsidiaries, taken as a whole) or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to us or any of the Lenders.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Facilities and the agreement of UBSS to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The commitment of UBS and the Lenders hereunder with respect to each of the Facilities and UBSS’s agreement to perform the services described herein may be terminated by UBS if (i) any information submitted to UBS by or on behalf of Borrower, Acquisition Co., the Acquired Business or any of their respective subsidiaries or affiliates is inaccurate, incomplete or misleading in any respect determined by UBS to be material; (ii) any change, effect, event, circumstance, occurrence, state of facts or development shall occur since December 31, 2006, or any additional information shall be disclosed to or discovered by UBS (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which UBS determines has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the draft Acquisition Agreement referred to in paragraph 1 of the Conditions Annex); or (iii) any condition set forth in the Term Sheet or the Conditions Annex is not satisfied or any covenant or agreement in this Commitment Letter or the Fee Letter is not complied with.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Acquired Business, its subsidiaries and its businesses, the making of which shall be a condition to availability of the Facilities on the Closing Date, shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (it being presumed that each such representation is material to the Lenders), but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheet and the Conditions Annex are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to the Acquired Business set forth in the Term Sheet relating as to corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, law or material contracts, Federal Reserve margin regulations, validity, priority and perfection of security interests (subject to paragraph 11 of the Conditions Annex), status of debt under the applicable Facility as senior debt, the Patriot Act and the Investment Company Act.

Clear Market.

From the date of this Commitment Letter and until the earlier to occur of (a) our completion of a “successful syndication” (as such term is defined in the Fee Letter) of each of the Facilities and (b) sixty (60) days following the Closing Date, you will ensure that no financing for Borrower, Acquisition Co., the Acquired Business or any of your or their respective subsidiaries or affiliates is announced, syndicated or placed without the prior written consent of UBS if such financing, syndication or placement would have, in the judgment of UBS, a detrimental effect upon the transactions contemplated hereby.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless us and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Facilities or any of the transactions contemplated hereby or thereby or the providing or syndication of the Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, Acquisition Co., the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Facilities or the transactions contemplated hereby or thereby. In addition, you hereby agree to reimburse us from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS and UBSS, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Financing Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Financing Documentation is executed and delivered or any extensions of credit are made under either of the Facilities.

Confidentiality.

This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet, the Conditions Annex or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) other than the Fee Letter, in filings with the Securities and Exchange Commission (the “SEC”) and to Moody’s, S&P and other applicable regulatory authorities and stock exchanges; provided, UBS has the reasonable opportunity to review such filings and seek confidential treatment with regard to such filings (if appropriate), (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (iii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby. In addition, this Commitment Letter, the Term Sheet and the Conditions Annex (but not the Fee Letter) may be disclosed to the Acquired Business and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.

We agree to maintain the confidentiality of material non-public information provided by you to us with respect to you or the Acquired Business, except that such information may be disclosed (a) to our affiliates and to our affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives, (b) to the extent requested by any governmental authority or regulatory authority, (c) to the extent required by applicable requirements of law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with any action or proceeding relating to this Commitment Letter or any other Financing Documentation, (f) to any prospective Lender or prospective assignee of our rights and obligations under this Commitment Letter and their respective partners, directors, officers, employees, agents, advisors and other representatives, (g) to any rating agency for the purpose of obtaining a credit rating applicable to Borrower or the Facilities, (h) with the consent of Borrower or (i) to the extent such information becomes available to UBS, any Lender or any of their respective affiliates on a non-confidential basis from a source other than Borrower. Any person required to maintain the confidentiality of information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such information as such person would accord to its own confidential information.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Borrower, Acquisition Co., the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

Conflicts of Interest.

You acknowledge that (and waive any conflict of interest arising in connection with):

(a) UBSS, UBS and/or their respective affiliates (the “UBS Group”), in its capacity as principal or agent, is involved in a wide range of commercial banking and investment banking activities globally (including investment advisory; asset management; research; securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and therefore, conflicts may arise between duties of UBSS or UBS hereunder and other duties or interests of UBSS, UBS or another member of the UBS Group;

(b) UBSS, UBS and any other member of the UBS Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the UBS Group is in possession or has come or comes into possession (whether before, during or after the agreements hereunder) of information confidential to you; provided that such information shall not be shared with any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within divisions of UBSS, UBS or other members of the UBS Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c) information which is held elsewhere within UBSS, UBS or the UBS Group but of which none of the individual directors, officers or employees having the conduct of transactions contemplated by this letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining UBSS’s or UBS’s responsibilities to you hereunder; and

(d) neither UBSS or UBS nor any other member of the UBS Group shall have any duty to disclose to, or utilize for the benefit of, you, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

UBSS, UBS and the UBS Group operate rules, policies and procedures, including independence policies and permanent and ad hoc information barriers between and within divisions of UBSS, UBS and other members of the UBS Group, directed to ensuring that (i) the individual directors, officers and employees involved in an assignment undertaken by a member of the UBS Group (including the engagement hereunder) are not influenced by any such conflicting interest or duty and (ii) that any confidential information held by a member of the UBS Group is not disclosed or made available to any other client.

Governing Law, Etc.

This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that UBS may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to Borrower, Acquisition Co., the Acquired Business, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices and the terms of this Commitment Letter.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower, Acquisition Co. and the Acquired Business, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than the earlier to occur of (A) the execution and delivery of the Acquisition Agreement and (B) 5:00 p.m., New York City time, on March 30, 2007 (the “Deadline”). This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSS to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof on or prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Financing Documentation by all of the parties thereto, (B) October 31, 2007, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date and (C) if earlier than (B), the date of termination of the Acquisition Agreement, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBSS to provide the services described herein shall automatically terminate unless the Lenders and UBSS shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification, conflicts of interest and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the commitments of the Lenders hereunder. The provisions under the headings “Syndication” and “Clear Market” above shall survive the execution and delivery of the Financing Documentation.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ John K. McNulty
	Name:	John K. McNulty
	Title:	Director

By:	/s/ Warren Jervey
	Name:	Warren Jervey
	Title:	Executive Director and Counsel
Region Americas Legal

UBS SECURITIES LLC

By:	/s/ John K. McNulty
	Name:	John K. McNulty
	Title:	Director

By:	/s/ Warren Jervey
	Name:	Warren Jervey
	Title:	Executive Director and Counsel
Region Americas Legal

Accepted and agreed to as of the date first written above:

HERCULES OFFSHORE, INC.

By:	/s/ Randall D. Stilley
	Name:	Randall D. Stilley
	Title:	Chief Executive Officer and President

ANNEX I

BANK FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	Hercules Offshore, Inc. (“Borrower”).

Lead Arranger:	UBS Securities LLC (“UBSS” or the “Arranger”).

Lenders:	A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC (“UBS”), arranged by UBSS and reasonably acceptable to Borrower (collectively, the “Lenders”).

Administrative Agent, Collateral Agent and Issuing Bank:	UBS AG, Stamford Branch, and/or one or more of its affiliates.

Swingline Lender:	UBS Loan Finance LLC.

Type and Amount of Facilities:	Term Loan Facility:

Term Loan Facility (the “Term Loan Facility”) in an aggregate principal amount of up to $1.1 billion.

Revolving Credit Facility:

A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $150.0 million.

The Term Loan Facility and the Revolving Credit Facility are herein referred to collectively as the “Facilities.”

Purpose:	Proceeds of the Term Loan Facility will be used on the Closing Date to finance a portion of the Acquisition consideration, the Refinancing and the Settlement Payment and to pay fees, commissions and expenses in connection therewith. Following the Closing Date, the Revolving Credit Facility will be used by Borrower and its subsidiaries for working capital and general corporate purposes.

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

Closing Date:	The date of the closing of the Acquisition, but not later than October 31, 2007.

Maturity Dates:	Term Loan Facility: six (6) years from the Closing Date.

Revolving Credit Facility: five (5) years from the Closing Date.

Availability:	Term Loan Facility: Upon satisfaction or waiver of conditions precedent to drawing to be specified in the Financing Documentation, a single drawing may be made on the Closing Date of up to the full amount of the Term Loan Facility.

Revolving Credit Facility: Upon satisfaction or waiver of conditions precedent to drawing to be specified in the Financing Documentation, borrowings may be made at any time after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility.

Letters of Credit:	Up to $50.0 million of the Revolving Credit Facility will be available for letters of credit, on terms and conditions to be set forth in the Financing Documentation. Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance and (ii) the fifth day prior to the Maturity Date of the Revolving Credit Facility; provided, Borrower may extend letters of credit beyond the Maturity Date of the Revolving Credit Facility (but not beyond the fifth day prior to the first anniversary of such Maturity Date) on terms and conditions to be agreed upon between Borrower, the Administrative Agent and the Issuing Bank.

Drawings under any letter of credit shall be reimbursed by Borrower on the same business day (provided that Borrower receives notice of such draw by 12:00 PM (EST) on such day, otherwise on the next business day). To the extent that Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Swingline Facility:	Up to $15.0 million of the Revolving Credit Facility will be available for swingline borrowings, on terms and conditions to be set forth in the Financing Documentation.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Uncommitted Increase in Facilities:

The Financing Documentation will permit Borrower to incur up to $500 million (less the aggregate increase of the Revolving Credit Facility pursuant to the immediately succeeding paragraph) aggregate principal amount of additional term loans under an existing tranche under the Facilities or under a new tranche under the Facilities having the same guarantees as, and secured on a pari passu basis by the same collateral securing, the Facilities (the “Additional Term Loans”), provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on such date and for the most recent determination period, after giving effect to such Additional Term Loans and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Additional Term Loans, (iii) if the Additional Term Loans are not part of any existing tranche of the Facilities, the maturity date of the Additional Term Loans shall not be prior to the latest Maturity Date of the Facilities, (iv) amortization payments shall be no more than ratable with the amortization payments under any existing tranche of term loans under the Facilities, and the Additional Term Loans shall otherwise be no more than pari passu with the then existing term loans under the Facilities with respect to mandatory prepayments and other payment rights, and (v) in the event that the Interest Margins for any Additional Term Loans are greater than the Interest Margins for the Term Loan Facility made on the Closing Date by more than 25 basis points, then the Interest Margins for the existing Term Loan Facility shall be increased to the extent necessary such that the Interest Margins for the Additional Term Loans are equal to the Interest Margins for the existing Term Loan Facility; provided that in determining the Interest Margin applicable to the existing Term Loan Facility and the Additional Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the existing Term Loan Facility or the Additional Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arranger (or its affiliates) in connection with the Term Loan Facility or to one or more arrangers (or their affiliates) of the Additional Term Loans shall be excluded. Borrower may seek commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional financial institutions reasonably acceptable to the Arranger and the Administrative Agent who shall thereupon become Lenders. The Facilities Documentation shall be amended to give effect to the Additional Term Loans by documentation executed by the Lender or Lenders making the commitments with respect to the Additional Term Loans, the Administrative Agent and Borrower, and without the consent of any other Lender.

The Financing Documentation will also permit Borrower to increase the aggregate commitment with respect to the Revolving Credit Facility by up to $500 million (less the aggregate amount of Additional Term Loans borrowed or committed to, as described in the immediately preceding paragraph), provided that (i) no event of default or default exists or would exist after giving effect thereto, and (ii) such increased commitments shall be on terms and conditions identical as those under the Revolving Credit Facility immediately prior to such increase. Borrower shall seek commitments first from existing Lenders under Revolving Credit Facility (each of which shall be entitled to agree or decline to participate in its sole discretion) and, thereafter, additional financial institutions reasonably acceptable to the Arranger and the Administrative Agent who shall thereupon become Lenders. The Facilities Documentation shall be amended to give effect to such increased commitments by documentation executed by the Lender or Lenders making such commitments, the Administrative Agent and Borrower, and without the consent of any other Lender.

Amortization:	Term Loan Facility: The Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the Term Loan Facility, with the balance payable on the Maturity Date.

Revolving Credit Facility: None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below (except that all swingline borrowings will accrue interest based on the Base Rate):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of UBS AG, as established from time to time at its Stamford Branch.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or such other periods as are available to all the Lenders) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest and Fees:	During the continuance of a monetary event of default, interest will accrue (i) in the case of principal or interest on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility. Default interest shall be payable on demand.

Interest Margins:	The applicable Interest Margin will be the percentage set forth in the following table, based on the corporate or issuer ratings in effect for the Borrower on the Closing Date:

Corporate/Issuer Ratings	Applicable Margin
	LIBOR Loans	Base Rate Loans
Level I	1.75%	0.75%
Level II	2.00%	1.00%
Level III	2.25%	1.25%
Otherwise	2.50%	1.50%

Where:
Level I shall mean corporate or issuer ratings for the Borrower of Ba2 (stable or positive outlook) or better from Moody’s or BB (stable or positive outlook) or better from S&P.

Level II shall mean corporate or issuer ratings for the Borrower of Ba3 (stable or positive outlook) or better from Moody’s or BB- (stable or positive outlook) or better from S&P, but not satisfying the criteria for Level I.

Level III shall mean corporate or issuer ratings for the Borrower of B1 (stable or positive outlook) or better from Moody’s or B+ (stable or positive outlook) or better from S&P, but not satisfying the criteria for Level I or Level II.

Commitment Fee:	A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility. Such Commitment Fee will be 0.50% per annum. For the avoidance of doubt, outstanding letters of credit are considered “used” portions of the commitment for calculating the Commitment Fee. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Changes in Interest Rate Margins and Commitment Fees:

From and after the date of delivery of the Borrower’s financial statements covering a period of at least six full months after the Closing Date, and so long as no default shall have occurred and be continuing, interest rate margins under the Revolving Credit Facility and the commitment fee under the Revolving Credit Facility will be subject to change in increments to be agreed upon based upon leverage ratio levels to be agreed upon.

Letter of Credit Fees:	Borrower will pay (i) the Issuing Bank a fronting fee equal to 12.5 basis points per annum and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Interest Margin for LIBOR Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, Borrower will pay the Issuing Bank customary issuance fees.

Mandatory Prepayments:	Term Loans shall be prepaid in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Borrower or any of its subsidiaries after the Closing Date in excess of amounts not reinvested in the business within 365 days after such disposition, other than sales of inventory in the ordinary course of business and other exceptions to be agreed (including, without limitation, exceptions for dispositions below a threshold amount and dispositions between or among Borrower and its subsidiaries, whether or not (to the extent permitted under “Negative Covenants”) such subsidiaries are Guarantors), (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt (inclusive of redeemable preferred stock) that is not permitted by the Financing Documentation, (c) 50% of the net proceeds received from the issuance of non-redeemable preferred stock, (d) 100% of all casualty and condemnation proceeds in excess of amounts applied to replace or restore any properties in respect of which such proceeds are paid to Borrower and its subsidiaries and (e) 50% of excess cash flow of Borrower and its subsidiaries until such time as the balance of the Term Loan Facility has been reduced to $550.0 million and thereafter 0%.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Application of Prepayments:	Mandatory and optional prepayments of the Term Loan Facility will be applied to scheduled amortization thereof on a pro rata basis.

Guarantees:	The Facilities will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect subsidiaries of Borrower (collectively, the “Guarantors”), subject to exceptions for certain foreign subsidiaries to the extent such guarantees would be prohibited by applicable law or would result in adverse tax consequences.

Security:	The Facilities and any hedging or treasury management obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected (subject to clause 11 of Annex III to the Commitment Letter) first priority (subject to permitted liens) pledges of all of the equity interests of each of Borrower’s direct and indirect subsidiaries, and perfected (subject to clause 11 of Annex III to the Commitment Letter) first priority (subject to permitted liens) security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment (including material ships and rigs), general intangibles, intercompany notes, insurance policies, investment property, intellectual property and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge and/or security interest would be prohibited by applicable law or would result in materially adverse tax consequences, and subject to such other exceptions as are agreed (including, without limitation, exceptions for all real property, securities accounts, deposit accounts, commodity accounts and those assets as to which the collateral agent has determined that the costs of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby).

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Facilities will include (without limitation) those set forth in the Commitment Letter and in Annex III to the Commitment Letter.

Conditions to Each Borrowing:	Conditions precedent to each borrowing or issuance under the Facilities will be those customary for a transaction of this type and others determined by UBS to be appropriate, including, (1) the absence of any continuing default or event of default, (2) the accuracy in all material respects (but with no “double materiality”) of all representations and warranties, (3) receipt of a customary borrowing notice or letter of credit request, as applicable, and (4) there being no legal bar to the lenders making the loan or the issuance.

Representations and Warranties:	Representations and warranties will apply to Borrower and its subsidiaries, and will include (subject to materiality levels and/or exceptions to be negotiated and reflected in the Financing Documentation):

Accuracy and completeness of financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Financing Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy and completeness of disclosure; Patriot Act and anti-terrorism law compliance; and creation and perfection of security interests.

Affirmative Covenants:	Affirmative covenants will apply to Borrower and its subsidiaries, and will include (subject to thresholds and/or exceptions to be negotiated and reflected in the Financing Documentation):

Delivery of certified quarterly and audited annual financial statements (provided that Borrower’s timely 10-K and 10-Q filings shall satisfy this requirement), fleet status reports, reports to shareholders, notices of defaults, litigation and other material events, and other information customarily supplied in a transaction of this type; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA) and material contractual obligations; maintenance of property and insurance as is customary within the industry after taking into account the particular regions in which Borrower and its subsidiaries operate (provided that the Administrative Agent may consent to the maintenance of other insurance coverage in the event Borrower provides a substantiation that such other coverage is more cost effective); maintenance of books and records; right of the Lenders to inspect property and books and records; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to establish an interest rate protection program and/or have fixed rate financing on terms reasonably satisfactory to the Administrative Agent.

Negative Covenants:	Negative covenants will apply to Borrower and its subsidiaries, and will include (subject to thresholds and/or exceptions to be negotiated and reflected in the Financing Documentation):

1. Limitation on dispositions of assets and changes of business and ownership.

2.      Limitation on mergers and acquisitions (subject only to pro forma compliance and other customary conditions (such as absence of default, no hostile takeovers and no “end-run” around investments in non-Guarantors)).

3.      Limitations on dividends, stock repurchases and redemptions and other restricted payments (with a basket based on 50% of cumulative consolidated net income (to be defined) plus 100% of cash proceeds of issuances of Borrower’s common stock, subject to customary conditions, such as absence of default and pro forma compliance with covenants).

4.      Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock and prepayment, amendment and redemption thereof; provided that Borrower shall have the ability to issue unsecured senior and subordinated debt (not capped) on terms comparable for similarly situated issuers (as determined by the Agent), and subject to customary conditions, such as absence of default and pro forma compliance with covenants.

5. Limitation on loans and investments.

6. Limitation on liens and further negative pledges.

7. Limitation on transactions with affiliates.

8. Limitation on sale and leaseback transactions.

9.      No modification or waiver of material debt documents and charter documents of Borrower and its subsidiaries in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

10. No change to fiscal year.

Notwithstanding the limitations in paragraphs 1 and 5, Borrower and Guarantors may transfer assets to (and otherwise make investments in) non-Guarantor subsidiaries (which shall include cash investments, whether by loan or by purchase of/contribution to equity), so long as (a) immediately before and after giving effect thereto, there shall be no default, and Borrower shall be in pro forma compliance with its covenants after giving effect to such transfer or investment; and (b) after giving effect thereto, not more than 50% of the consolidated assets of the Borrower shall be owned by non-Guarantor subsidiaries. The aggregate amount of assets (or percentage of the Borrower’s consolidated assets) transferred to non-Guarantor subsidiaries will be subject to additional limitations to be agreed upon, but the Borrower and Guarantors will generally have the ability to transfer assets to non-Guarantor subsidiaries so long as the Lenders’ overall collateral coverage is not materially reduced from that on the Closing Date.

Financial Covenants:	Financial covenants will be tested quarterly and will apply to Borrower and its consolidated subsidiaries and will include (without limitation):

1. Maximum leverage ratio.

2. Minimum fixed charge coverage ratio.

Events of Default:	Events of default will include (without limitation) the following: nonpayment (subject to customary grace periods), material breach of representations, breach of covenants (subject to customary grace periods), cross-defaults, loss of lien on collateral, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of ownership or control (to be defined based on (i) any “Person” or “Group” acquiring 35% or more of the voting stock of the Borrower and (ii) the continuity of a majority of the board of directors of the Borrower).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Facilities. Assignments will require payment by the assignor or assignee of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender (unless, after giving effect to such assignment, such assignee would hold more than 15% of the aggregate amount of the loans and commitments outstanding under the Facilities) and (ii) no consent of Borrower shall be required during a default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Facilities (except as to certain basic issues).

Expenses and Indemnification:	All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of UBS, UBSS, the Administrative Agent and the Collateral Agent associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Facilities are to be paid by Borrower.

Borrower will indemnify the Lenders, UBS, UBSS, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:

The Financing Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be. Borrower shall be permitted to replace any Lender requesting reimbursement under these provisions in accordance with customary “yank-a-bank” provisions.

Required Lenders:	Lenders holding at least a majority of total loans and commitments under the Facilities, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the Facilities and amendments prior to completion of the primary syndication of the Facilities (as determined by UBSS) also requiring the consent of UBS. The Facilities shall be subject to customary “yank-a-bank” provisions.

Governing Law and Forum:	The laws of the State of New York. Each party to the Financing Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to UBS, UBSS, the Administrative Agent, the Issuing Bank and the Collateral Agent:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX II

SOURCES AND USES

Sources of Funds	($mm)	Uses of Funds	($mm)
New Hercules Common Stock	$1,523.0	Purchase of Thor Equity	$2,448.6
New Revolver	—	Advisory and Financing Fees	38.2
New Term Loan	1,100.0	Refinancing of Existing Debt	109.7
Existing Cash	147.9	Cost of Refinancing	3.0
		Change in Control	15.0
		Settlement Payments	156.4

Total Sources	$2,770.9	Total Uses	$2,770.9

Note:

1.	Revolving credit facility of $150.0 mm (estimated to be undrawn at close)

ANNEX III

CONDITIONS TO CLOSING1

The commitment of the Lenders under the Commitment Letter with respect to each of the Facilities, the agreements of UBS and UBSS to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

1. UBS shall be reasonably satisfied with the final structure, terms and conditions and the documentation relating to the Acquisition, including the Acquisition Agreement (collectively, the “Acquisition Documents”), and each of the other Transactions (it being acknowledged by UBS that the draft Acquisition Agreement, dated March 18, 2007 (AM), is satisfactory to UBS). The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Facilities in accordance with the Acquisition Documents and such other documentation without waiver or amendment thereof which is materially adverse to the interests of the Lenders unless consented to by UBS.

2. UBS shall be reasonably satisfied with the ownership, corporate, legal, tax, management and capital structure of Borrower and its subsidiaries (after giving effect to the Transactions) and any securities issued, and any indemnities, employment and other arrangements entered into, in connection with the Transactions (it being acknowledged by UBS that the ownership, corporate, legal, tax, management and capital structure of Borrower and its subsidiaries and the related employment arrangements presented to it on or prior to March 17, 2007, are satisfactory to it).

3. UBS shall have received, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for their 2006 fiscal year (the “Audited Financial Statements”), (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each of their fiscal quarters in 2007 ending more than 40 days prior to the Closing Date and, in each case, for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) a pro forma consolidated and consolidating balance sheet and related statement of income for Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (“Pro Forma EBITDA”), for the last fiscal year covered by the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for the fiscal year ending December 31, 2006 and for the latest four-quarter period ending more than 40 days prior to the Closing Date, in each case after giving effect to the Transactions and (iv) forecasts of the financial performance of Borrower and its subsidiaries (x) on an annual basis, through 2014 and (y) on a quarterly basis, through 2008, which

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex III is attached.

forecasts shall be in form substantially similar to forecasts that have been provided by the Borrower to UBS prior to the date of the Commitment Letter. The financial statements referred to in clause (i) shall be prepared in accordance with accounting principles generally accepted in the United States. The Pro Forma Financial Statements and the Pro Forma EBITDA shall be in form consistent with the forecasts thereof that have been provided by the Borrower to UBS prior to the date of the Commitment Letter. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

4. Sources and uses of funds and the assumptions relating thereto (including indebtedness or preferred equity of Borrower, Acquisition Co., the Acquired Business or any of their respective subsidiaries after giving effect to the Transactions) shall be in all material respects as set forth in the Commitment Letter.

5. The ratio of (x) pro forma total consolidated indebtedness of Borrower and the Acquired Business as of the Closing Date after giving effect to the Transactions to (y) the Pro Forma EBITDA (calculated in a manner acceptable to UBSS) for the latest four-quarter period ending more than 45 days prior to the Closing Date shall not be greater than 2.75x.

6. The Borrower, the Acquired Business and their respective subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations. All necessary governmental and material third party approvals in connection with the Transactions shall have been obtained and shall be in effect.

7. The Lenders shall have received all opinions, certificates (including, without limitation, as to solvency) and closing documentation as UBS shall reasonably request, in form and substance reasonably satisfactory to UBS.

8. Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

9. All costs, fees, expenses (including, without limitation, legal fees and expenses and the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, UBSS, UBS, the Administrative Agent or the Collateral Agent shall have been paid to the extent due.

10. All of the requirements referred to the Commitment Letter under “Syndication” shall have been satisfied in all material respects, and the Closing Date shall not occur less than 30 days after the delivery to UBSS of the final confidential information memorandum referred to therein.

11. All documents and instruments required to perfect the Collateral Agent’s security interest in the collateral described under the heading “Security” in the Term Sheet shall have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral shall be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions permitted under the Facilities Documentation; provided, however, that, with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or possession of such collateral or, in the case of foreign collateral, making of a similar filing in a foreign jurisdiction, if the perfection of the Collateral Agent’s security interest in such collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Facilities if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a period after the Closing Date reasonably acceptable to the Administrative Agent.